EXHIBIT 11
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                      OGDEN CORPORATION AND SUBSIDIARIES
                       DETAIL OF COMPUTATION OF EARNINGS
                          APPLICABLE TO COMMON STOCK
                  FOR THE THREE YEARS ENDED DECEMBER 31, 1995

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                                           1995         1994          1993

NUMBER OF SHARES USED FOR COMPUTATION
OF EARNINGS PER SHARE:

Average number of common shares         49,385,000    43,610,000   43,378,000

NUMBER OF SHARES USED FOR COMPUTATION
OF EARNINGS PER SHARE ASSUMING FULL
DILUTION:

Average number of common shares         49,385,000    43,610,000   43,378,000
Issuable for options-treasury
stock method
Shares issuable for conversion of
preferred stock                            306,000       329,000      356,000
Shares issuable for conversion of
debentures                                                             42,000

Number of shares used for computation   49,691,000    43,939,000   43,776,000

COMPUTATION OF EARNINGS APPLICABLE
TO COMMON SHARES:

Income from continuing operations
before cumulative effect of changes
in accounting principles               $ 7,444,000   $67,826,000  $62,130,000
Add (deduct):
Adjustments arising from minority
interest in consolidated subsidiaries                     10,000       32,000
Dividends on Ogden preferred stock        (171,000)     (184,000)    (199,000)

Consolidated income applicable to
 Ogden common stock                    $ 7,273,000   $67,652,000  $61,963,000

Cumulative effect of changes in
 accounting principles                               ($1,520,000)($ 5,340,000)

COMPUTATION OF EARNINGS APPLICABLE
TO COMMON SHARE ASSUMING FULL
DILUTION:

Income from continuing operations
before cumulative effect of
changes in accounting principles       $ 7,444,000   $67,826,000  $62,130,000
Add:
Adjustments arising from minority
interest in consolidated subsidiaries                     10,000       32,000
Debenture interest (net of applicable
income taxes)                                                          16,000
Consolidated income applicable to
 Ogden common stock                    $ 7,444,000   $67,836,000  $62,178,000

Cumulative effect of changes in
 accounting principles                               ($1,520,000) ($5,340,000)

Note: Current options result in less than three percent dilution with the expectation of continuing at less than three percent dilution.
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